UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2019

MONITRONICS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Texas	333-110025	74-2719343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1990 Wittington Place

Farmers Branch, Texas 75234

(Address of principal executive offices, including zip code)

(972) 243-7443

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                Entry into a Material Definitive Agreement.

Forbearance and Limited Waiver to Credit Agreement

On June 14, 2019, Monitronics International, Inc., a Texas corporation (“Monitronics” or the “Company”), entered into a Forbearance and Limited Waiver to Credit Agreement (the “Forbearance Agreement”) with Bank of America N.A., as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of March 23, 2012, by and among the Company, the Administrative Agent, and the lenders from time to time party thereto (as amended, the “Credit Agreement”), and other specified loan parties to the Credit Agreement  (collectively, the “Forbearance Parties”). Pursuant to the Forbearance Agreement, the Forbearance Parties agree to (i) refrain from exercising their rights and remedies under the Credit Agreement and related loan documents with respect to the Specified Defaults (as defined below) and (ii) waive certain conditions precedent to credit extensions under the Credit Agreement (solely to the extent that such condition would not be satisfied due to the occurrence and continuance of a Specified Default) until the earlier of (a) July 3, 2019, or (b) the occurrence of a Forbearance and Limited Waiver Termination Event (as defined below).

A “Specified Default” means (i) any default or event of default under the Credit Agreement arising due to the failure of the Company to satisfy the requirement of Section 6.01(a) of the Credit Agreement that the report and opinion of an independent certified public accountant delivered with respect to the financial statements of the Company as at the end of the fiscal year ended December 31, 2018, not include an explanatory paragraph expressing substantial doubt about the ability of the Company or other loan parties to continue as a going concern or any qualification or exception as to the scope of such audit, (ii) any default or event of default under Section 8.01(b) of the Credit Agreement, resulting from the Consolidated Senior Secured Eligible RMR Leverage Ratio (as defined in the Credit Agreement) exceeding the limit specified in Section 7.11(c) of the Credit Agreement as of the fiscal quarter ended March 31, 2019, and (iii) any default or event of default under Section 8.01(e) of the Credit Agreement, resulting from the Company’s failure to make the interest payment due on April 1, 2019, under its 9.125% Senior Notes due 2020 (the “Senior Notes”).

A “Forbearance and Limited Waiver Termination Event” means: (i) the occurrence of any default or event of default under the Credit Agreement other than the Specified Defaults; (ii) the failure of the Company to comply with any of the terms and requirements of the Forbearance Agreement; (iii) the acceleration of the Senior Notes, (iv) any action by the trustee under the Senior Notes and/or any holder of the Senior Notes to exercise rights or remedies pursuant to the indenture governing the Senior Notes after an event of default under such indenture; (v) any direction by the Required Lenders (as defined in the Credit Agreement) that the Administrative Agent exercise any rights or remedies pursuant to Section 8.02 of the Credit Agreement; (vi) any action by any loan party, or any of their officers, directors, shareholders or affiliates of the Company to assert any claim against the Administrative Agent or the lenders under the Credit Agreement; (vii) the termination of that certain Restructuring Support Agreement dated as of May 20, 2019 (the “RSA”), for any reason; or (viii) any modification to the RSA that materially and adversely impacts the proposed treatment of the Revolving Credit Lenders (as defined in the Credit Agreement) or the legal or equitable rights of the Revolving Credit Lenders.

The above description of the terms of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Forbearance Agreement, which is attached as an exhibit hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Forbearance and Limited Waiver to Credit Agreement, dated as of June 14, 2019 by and among Monitronics, Bank of America, N.A, as administrative agent and certain specified lenders party thereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monitronics International, Inc.

Date: June 18, 2019
	By:	/s/ William E. Niles
William E. Niles
Executive Vice President and Secretary

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